                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                 Date of Report (Date of earliest event report)

                       March 5, 1998 (February 20, 1998)

                                RCN CORPORATION

             (Exact name of registrant as specified in its charter)

            Delaware                    0-22825             22-3498533
    (State or other jurisdiction      (Commission         (IRS Employer
          of incorporation)           File Number)     Identification No.)

                    105 Carnegie Center, Princeton, NJ 08540
              (Address of principal executive officers) (Zip Code)

              Registrant's telephone number, including area code:
                                 (609) 734-3700

         (Former name or former address, if changed since last report>)
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Item 2.  Acquisition or Disposition of Assets

On January 21, 1998, RCN entered into the Agreement and Plan of Merger (the "Erols Merger Agreement") among RCN, Erols, Erol Onaran, Gold & Appel Transfer, S.A., a British Virgin Islands corporation ("Gold & Appel"), and ENET Holding, Inc., a Delaware corporation and a wholly owned subsidiary of RCN ("ENET"), to acquire all of the outstanding shares of common stock of Erols. Erols was merged with and into ENET (the "Erols Merger"), with ENET as the surviving corporation. On February 20, 1998, the Company completed the acquisition of all outstanding common shares of Erol's Internet, Inc. ("Erols"). The approximate total Erols Merger consideration was $29.2 million in cash, [856,324] shares of RCN Common Stock plus the assumption and repayment of $5.8 million of debt. Additionally, the Company is converting approximately 999,000 Erols stock options to 349,552 RCN stock options at an average exercise price of $6.848 per share. The purchase price was determined pursuant to arm's - length negotiations. The shareholders of Erols at the time of the Erols Merger were Erol Onaran and Gold & Appel. The cash and debt repayment portions of the merger consideration were funded from RCN working capital.

Erols is an Internet service provider which currently serves more than 293,000 mostly residential customers from Boston to Washington.

Item 7.  Financial Statements and Exhibits

(a)(b) The financial statements of Erols and pro forma financial information will be filed within sixty days after the required date of filing of this Form 8-K.

(c)Exhibits
2.1 Agreement and Plan of Merger dated as of January 21, 1998 among Erols Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A., RCN Corporation and ENET Holding, Inc.
2.2 Amendment No. 1 to Merger Agreement
99 Press release announcing the closing of the Erols acquisition.
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                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         RCN Corporation


                                         \s\ Bruce C. Godfrey
                                         --------------------
                                         Bruce C. Godfrey
                                         Executive Vice President
                                          and Chief Financial Officer


March 5, 1998